Exhibit 10.17

FORM OF

PSAV HOLDINGS LLC

2014 MANAGEMENT INCENTIVE PLAN

UNIT AWARD AGREEMENT

This Unit Award Agreement (this “Agreement”) is made as of             , 2014 (the “Grant Date”), by PSAV Holdings LLC, a Delaware limited liability company (the “Company”), with              (the “Grantee”).

1. Grant of Units; Distribution Threshold. The Company hereby grants to the Grantee, in connection with the Grantee’s performance of services to or for the benefit of the Company in a member capacity or in anticipation of being a member,              Class B Units (the “Units,” and, collectively, the “Award”). All Units shall be subject to the terms and conditions of this Agreement, the PSAV Holdings LLC 2014 Management Incentive Plan (the “Plan,” a copy of which the Grantee acknowledges having received) and the Amended and Restated Limited Liability Company Agreement of the Company dated as of January 24, 2014, as may be amended from time to time, or any successor agreement thereto (the “LLC Agreement”). The Distribution Threshold applicable to the Units as of the date hereof is $269,438,225.66. The Distribution Threshold shall be increased by the aggregate amount of all Capital Contributions made to the Company after the Grant Date.

2. Definitions. Capitalized terms used in this Agreement but not defined below have the meanings set forth in the LLC Agreement or the Plan, as applicable.

(a) “Board” means the board of managers of the Company.

(b) “Change of Control” means (i) any transaction or series of transactions, whether or not the Company is a party thereto (excluding equity issuances by the Company), in which, after giving effect to such transaction or transactions, the Equity Securities (as defined in the LLC Agreement) representing in excess of fifty percent (50%) of the Class A Units (as defined in the LLC Agreement) are owned directly or indirectly through one or more entities, by any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act (as defined in the LLC Agreement)) of Persons (as defined in the LLC Agreement), other than the Majority Investors (as defined in the LLC Agreement) and their Permitted Transferees (as defined in the LLC Agreement), provided, that, as of the effective date of such Change of Control, (x) each of the Majority Investors and their Permitted Transferees has disposed of, in the aggregate, more than two-thirds of the Class A Units issued to each as of January 24, 2014, and (y) collectively, the Investors do not have the right to appoint a majority of the Board; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (including securities of the Company’s directly or indirectly owned Subsidiaries) to one or more purchasers other than the Members (as defined in the LLC Agreement) or their Affiliates (as defined in the LLC Agreement). For the avoidance of doubt, in no event shall an Initial Public Offering of the Company, in and of itself, be treated as a Change of Control.

(c) “Committee” means the compensation committee of the Board.

(d) “Initial Public Offering” has the meaning ascribed to such term in the LLC Agreement.

(e) “Investors” means, collectively, Broad Street Principal Investors, L.L.C., Bridge Street 2013 Holdings, L.P., MBD 2013 Holdings, L.P., and Olympus Growth Fund VI, L.P., together with their Permitted Transferees.

(f) “Service” means provision of services as an employee, officer, manager, director or consultant to or for the benefit of the Company.

(g) “Subsidiary” means, with respect to any specified Person (as defined in the LLC Agreement), any other Person in which such specified Person, directly or indirectly through one or more Affiliates (as defined in the LLC Agreement) or otherwise, beneficially owns at least 50% of the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

3. Vesting.

(a) Generally. Subject to the Grantee’s continued Service through the applicable vesting date, 25% of the Units shall vest on each of the first four anniversaries of the Grant Date.

(b) Change of Control. Upon the consummation of a Change of Control of the Company, subject to Grantee’s Service through such Change in Control, 100% of any unvested Units shall vest.

(c) Death or Disability. Upon termination of the Grantee’s Service due to his death or disability, the Units scheduled to vest on the next succeeding anniversary of the Grant Date under Section 3(a) shall vest upon such termination of Service.

4. Termination of Service.

(a) Unvested Units. Consistent with Section 3.06(a)(ii) of the LLC Agreement, upon termination of the Grantee’s Service for any reason, all unvested Units shall be immediately and automatically cancelled and forfeited for no consideration.

(b) Vested Units. Units that are vested at the time of termination of the Grantee’s Service shall remain outstanding in accordance with the terms of this Agreement, the Plan and the LLC Agreement; provided, however, that all vested and unvested Units shall be immediately and automatically cancelled and forfeited for no consideration upon a termination of the Grantee’s Service for cause.

(c) Post-Termination Events. If a Change of Control of the Company occurs within 12 months following the termination of Grantee’s Service for any reason other than by the Company for cause, then, with respect to any Units repurchased by the Company under the terms of Section 3.06 of the LLC Agreement following the date of termination of Service and prior to the date of the relevant Change of Control, the Grantee shall be paid the excess, if any, of (i) the price per Unit paid in the Change of Control, over (ii) the price per Unit paid in the repurchase (or, if no consideration was paid in the repurchase due to the Distribution Threshold of such Units, the price per Unit that would have been paid, if any, if the Fair Market Value (as defined in the LLC Agreement) on the FMV Calculation Date (as defined in the LLC Agreement) were determined based on the price per Unit paid in the Change of Control), subject, in all cases, to the Grantee’s continued compliance with the provisions of Section 5 of this Agreement or any other applicable restrictive covenants.

5. Restrictive Covenants.

(a) Confidentiality; Inventions; Product Development, Etc.

(i) Grantee agrees and covenants that at any time during Grantee’s Service with Company or one of its Subsidiaries (all of which shall be referred to as the “Company Group”) or thereafter, Grantee (without first obtaining the written permission of the Board): (1) will not divulge to any person or entity, nor use (individually or in connection with any business) any “Confidential Information” (as hereinafter defined); (2) will not divulge to any person or entity, nor use (individually or in connection with any business) any “Trade Secrets” (as hereinafter defined) to which Grantee may have had access or that had been revealed to Grantee during the course of Grantee’s Service; and (3) will not, directly or indirectly, use or disclose any Confidential Information or Trade Secrets except in connection with the Grantee’s Service.

(ii) Grantee hereby grants to Company, its successor or nominee all rights of every kind whatsoever, exclusively and perpetually, in and to all services performed, products created and product ideas conceived by Grantee for the Company Group, and hereby agrees, upon the Company’s request therefor, to assign and transfer to Company Group or its nominee, any and all inventions, Trade Secrets, product ideas, improvements, processes, Confidential Information and know-how relating to the business or products of Company or any Subsidiary or division thereof, including any thereof that Grantee may learn, possess or acquire during Grantee’s Service, and agrees that all such things and such knowledge are, and will be, the sole and exclusive property of the Company or its nominee, and are known or held by Grantee only for the benefit of the Company or its nominee.

(iii) As used in this Agreement, the term “Confidential Information” shall mean and include all information and data, oral, written or otherwise, concerning the operations, financial condition, products, pricing, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks and copyrights), electronic data and information contained on the intranet websites of the Company Group, pass codes, customer agreements and contracts, special requirements of customers and other proprietary information of the Company Group as may be communicated to Grantee or to which Grantee may have access in the course of Grantee’s Service. Notwithstanding the foregoing, Confidential Information shall not include information that: (a) at the time of the disclosure is a part of the public domain through no act or omission by Grantee; and (b) information a court of law or other administrative agency by subpoena or other mandate determines is not subject to protection pursuant to applicable rules of civil procedure, provided, however, that Grantee first gives notice to the Company Group of his or her receipt of such subpoena or other order and Grantee gives Company Group reasonable time to seek a protective order opposing such disclosure.

(iv) As used in this Agreement, the term “Trade Secrets” shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(v) Nothing in this Section 5(a) shall limit any protection, definition or remedy provided to the Company Group under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

(vi) Grantee agrees that at the time his or her Service terminates, Grantee will deliver and return to the Company Group all Confidential Information and Trade Secrets (including all copies thereof), and Grantee agrees that Grantee will not keep or deliver to anyone else any notes, notebooks, drawings, memoranda, documents and, in general, any and all material and information relating to the business of the Company Group or relating to Grantee, officer, director, agent or representative of the Company Group, including, without limitation, the Confidential Information and Trade Secrets.

(vii) The provisions contained in this Section 5(a) shall survive the termination of this Agreement.

(b) Non-Competition; Non-Solicitation.

(i) Grantee hereby agrees and covenants that for a period commencing as of the date of termination of Grantee’s Service and terminating on the first anniversary thereafter (the “Limited Period”), Grantee will not directly or indirectly (whether as an owner, officer, employee or consultant) engage in any business, enterprise or operation that directly competes with any business, enterprise or operation performed by the Company Group prior to the date of termination of Grantee’s Service (a “Competitor”). Ownership of not more than 5% of the outstanding securities of any class of any entity shall not be considered a breach of this Section 5(b).

(ii) Grantee agrees and covenants that for the Limited Period, Grantee will not (without first obtaining the written permission of the Board) directly or indirectly, recruit and/or solicit for employment or otherwise, or induce or seek to cause any person to terminate his or her Service to work on behalf of a Competitor or hire any person who was employed by the Company Group within twelve (12) months prior to such proposed hiring.

(iii) The provisions contained in this Section 5(b) shall survive termination of this Agreement. The agreements and covenants contained in this Section 5(b) are essential to protect the Company Group and the goodwill of the Company Group’s business, and are a condition precedent to the Company’s entering into this Agreement and granting the Award described herein.

(c) If at any time that a restrictive covenant contained in this Section 5 is in effect Grantee is bound by a restrictive covenant of a comparable nature contained in a separate agreement, then the more restrictive covenant of the two shall govern.

6. Allocations, Distributions and Other Rights. The Grantee’s entitlement to allocations, distributions and other rights with respect to the vested and unvested Units, as applicable (including, without limitation, tag-along rights), are set forth in the LLC Agreement.

7. Subject to Terms of LLC Agreement. As a further condition subsequent to the issuance of the Units pursuant to this Agreement, if the Grantee is not already a party to the LLC Agreement, the Grantee shall execute and deliver to the Company a joinder or counterpart to the LLC Agreement accepting and agreeing to be bound by all the terms and conditions thereof, together with such other documents as the Company may require, evidencing the Grantee’s status as a Management Member (as defined in the LLC Agreement). The Grantee acknowledges receipt and review of the LLC Agreement.

8. Grantee’s Representations and Warranties. In connection with the grant of the Units hereunder, the Grantee hereby represents and warrants to the Company that:

(a) The Grantee is acquiring the Units hereunder for the Grantee’s own account with the present intention of holding such securities for investment purposes and that the Grantee has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state or foreign securities laws. The Grantee acknowledges that the Units have not been registered under the Securities Act or applicable state or foreign securities laws and that the Units will be issued to the Grantee in reliance on exemptions from the registration requirements of the Securities Act and applicable state and foreign statutes and in reliance on the Grantee’s representations and agreements contained herein.

(b) The Grantee acknowledges that the Units are subject to the terms and provisions of the LLC Agreement, and acknowledges and consents to be bound by such terms and provisions with respect to the Units, including, without limitation, the applicable provisions set forth in Article III (including the call rights) and Article VIII (including the restrictions on transfers and the drag-along rights) of the LLC Agreement.

(c) The Grantee is employed by or otherwise provides services to or for the benefit of the Company.

(d) The Grantee has had an opportunity to ask the Company and its representatives questions and receive answers thereto concerning the terms and conditions of the Units to be acquired by the Grantee hereunder and has had full access to such other information concerning the Company as the Grantee may have requested in making the Grantee’s decision to acquire the Units being issued hereunder.

(e) The Grantee will not sell or otherwise transfer, assign, convey, exchange, mortgage, pledge, grant or hypothecate any Units without registration under the Securities Act (and any applicable federal, state and foreign securities laws) or an exemption therefrom, and provided there exists such a registration or exemption, any such transfer of Units by the Grantee or subsequent holders of Units will be in compliance with the provisions of this Agreement, the Plan and the LLC Agreement.

(f) The Grantee has all requisite legal capacity to carry out the transactions contemplated by this Agreement, the Plan and the LLC Agreement, and the execution, delivery and performance by the Grantee of this Agreement, the Plan and the LLC Agreement and all other agreements contemplated hereby and thereby to which the Grantee is a party have been duly authorized by the Grantee.

(g) The Grantee has only relied on the advice of, or has consulted with, the Grantee’s own legal, financial and tax advisors, and the determination of the Grantee to acquire the Units pursuant to this Agreement has been made by the Grantee independent of any statements or opinions as to the advisability of such acquisition or as to the properties, business, prospects or condition (financial or otherwise) of the Company that may have been made or given by any other Person (including all Persons acquiring Units on the date hereof) or by any agent or employee of such Person and independent of the fact that any other Person has decided to become a holder of Units.

9. Certificates; Legends. The Grantee shall have all the rights of a Management Member with respect to the vested and unvested Units, as applicable, as provided in the LLC Agreement, subject to the restrictions in this Agreement and the Plan. To the extent that the fully vested Units are certificated, the Committee or such other escrow holder as the Committee may appoint shall retain physical custody of any certificate representing the fully vested Units issued hereunder until all of the restrictions imposed under this Agreement, the Plan and the LLC Agreement with respect to such fully vested Units expire or shall have been removed. In order to enforce the restrictions imposed upon the fully vested Units under this Agreement, the Plan and the LLC Agreement, the Committee shall cause a legend or legends to be placed on any certificates representing the Units that are still subject to restrictions under this Agreement, the Plan and the LLC Agreement, which legend or legends shall make appropriate reference to the conditions imposed thereby. Nothing contained herein shall require the Committee or the Company to certificate the fully vested Units.

10. Adjustments. If there shall occur any change with respect to the outstanding Units by reason of any recapitalization, reclassification, unit split or reverse unit split or any merger, reorganization, consolidation, combination, spin-off or other similar change affecting the Units, the Committee shall, in the manner and to the extent that it deems appropriate and equitable in its discretion, cause an adjustment to be made in the number of Units granted hereunder, the Distribution Threshold and any other terms hereunder that are affected by the event to the extent necessary to prevent dilution or enlargement of the Grantee’s rights hereunder.

11. Administration. The Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret, amend or revoke any such rules, including the powers of administration of the Committee under the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company and all other interested persons.

12. Taxes.

(a) Tax Election. The Grantee shall make an election with the United States Internal Revenue Service under Section 83(b) of the Code not later than 30 days after the Grant Date. A Section 83(b) election form is attached hereto as Exhibit A. The Grantee shall deliver a copy of any such Section 83(b) election to the Company.

(b) No Guarantee of Tax Treatment. Each Unit will be treated as a separate “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 (such interest, a “Profits Interest”). Notwithstanding anything to the contrary, distributions to the Grantee pursuant to Article V of the LLC Agreement shall be limited to the extent necessary so that each Profits Interest of the Grantee qualifies as a “profits interest” under Rev. Proc. 93-27, and this Agreement, the Plan and the LLC Agreement shall be interpreted accordingly. In accordance with Rev. Proc. 2001-43, 2001-2 CB 191, the Company shall treat the Grantee as the owner of the Units underlying this Award from the date the Grant Date, and shall file its IRS Form 1065, and issue appropriate Schedule K-1s to the Grantee allocating to the Grantee the Grantee’s distributive share of all items of income, gain, loss, deduction and credit associated with such Profits Interest as if it were fully vested. The Grantee agrees to take into account such distributive share in computing the Grantee’s federal income tax liability for the entire period during which the Grantee holds the Award and/or Units. The Company will not claim a deduction (as wages, compensation or otherwise) for the fair market value of the Profits Interest issued to the Grantee, either at the time of grant of the Award or at the time the Units becomes substantially vested. The undertakings contained in Section 3.05(b) of the LLC Agreement shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of Section 3.05(b) of the LLC Agreement shall apply regardless of whether or not the Grantee files an election pursuant to Section 83(b) of the Code as required pursuant to Section 12(a) of this Agreement.

13. Transferability. The Grantee may not transfer or assign, directly or indirectly, this Agreement or any Units other than as provided under the LLC Agreement. Any purported assignment, transfer or grant by the Grantee, directly or indirectly, of this Agreement or any Units in contravention of this Agreement and the LLC Agreement shall be null and void.

14. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that either party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

15. Governing Law. The Act shall govern all questions arising under this Agreement concerning the relative rights of the parties hereto. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Plan. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

16. Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

17. Successors and Assigns. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of the Company and its successors and assigns, the Grantee and any subsequent holder of the Units granted pursuant to this Agreement, and the respective successors and assigns of each of them, so long as they hold the Units granted pursuant to this Agreement.

18. Entire Agreement; Amendments and Waivers. This Agreement, together with the Plan, the LLC Agreement and any applicable Service agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto and approved by the Board or the Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

21. No Right to Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue to provide services to or for the benefit of the Company or any of its Subsidiaries, or shall interfere with or restrict in any way the rights of the Company or any of its Subsidiaries, which are hereby expressly reserved, to terminate the Service of the Grantee, at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or any of its Subsidiaries and the Grantee.

22. Conformity to Securities Laws. The Grantee acknowledges that this Agreement and the grant of the Units hereunder is intended to conform to the extent necessary with applicable federal and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Units are granted only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

23. Conflict between this Agreement and the LLC Agreement. In the event of a conflict between any term or provision contained herein and a term or provision of the LLC Agreement, the applicable term and provision of the LLC Agreement will govern and prevail.

* * * * *

Executed as of the Grant Date.

PSAV Holdings LLC	GRANTEE

By:	By:
Name:	Name:
Title:

Exhibit A

Section 83(b) Election

The undersigned taxpayer elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include in gross income as compensation for services the excess (if any) of the fair market value of the property described below over the amount paid for such property.

1.	The name, taxpayer identification number, address of the undersigned, and the taxable year for which this election is being made are:

a.	TAXPAYER’S NAME:

b.	TAXPAYER’S SOCIAL SECURITY NUMBER:

c.	ADDRESS:

d.	TAXABLE YEAR: Calendar Year 201

2.	The property that is the subject of this election is a limited liability company membership interest consisting of 500 Class B Units of PSAV Holdings LLC (the “Membership Interest”). The Membership Interest is intended to be treated for federal income tax purposes by the Company and its members, including the undersigned, as a “profits interest” within the meaning of Revenue Procedure 93-27 and Revenue Procedure 2001-43 (together, the “Revenue Procedures”) and other related official guidance promulgated by the Internal Revenue Service. Based on the Revenue Procedures, the undersigned believes that the undersigned is not subject to tax upon receipt of the Membership Interest, either at the time of the grant of the Membership Interest or at the time or times when the Membership Interest will vest under the terms of the grant agreement. However, in case it should be determined that any of the conditions necessary for the Revenue Procedures to apply have not been met and that the undersigned’s receipt of the Membership Interest or the vesting thereof is subject to tax under Section 83 of the Code, the undersigned is making this protective election to have the receipt of the Membership Interest taxed under the provisions of Section 83(b) of the Code at the time the undersigned acquired the Membership Interest.

3.	The Membership Interest was transferred to the undersigned on , 201 (the “Transfer Date”).

4.	The Membership Interest is subject to the following restrictions: The Membership Interest vests in installments over a period of four years from the Transfer Date. If the undersigned ceases to perform services to or for the benefit of the Company for any reason prior to vesting, the unvested Membership Interest will in general automatically be forfeited and cancelled without any payment with respect thereto (provided that upon cessation of services due to death or disability, up to 25% of the Membership Interest may vest to the extent then unvested).

5.	The fair market value of the property (the Membership Interest) on the Transfer Date with respect to which the election is being made, determined without regard to any lapse restrictions and in accordance with Revenue Procedure 93-27 = $0.

6.	The amount paid by the undersigned for the Membership Interest = $0.

7.	The amount to include in gross income = $0.

The undersigned taxpayer will:

•	Not later than 30 days after the Transfer Date shown in paragraph 3 above, file this election with the Internal Revenue Service office with which the taxpayer’s most recent Federal income tax return was filed.

•	Provide copies of this election to (a) the person for whom the services are performed in connection with which the Membership Interest was transferred, and (b) the person to whom the Membership Interest was transferred, if the recipient of the Membership Interest was not the person performing the services in connection with which the Membership Interest was transferred.

•	Include a copy of this election with his or her Federal income tax return for the taxable year in which the Membership Interest was transferred.

Signature:

Name:

Dated:

A-2